Exhibit 2.2

Equity Exchange Agreement Between Storming Dragon Limited and Gongfa Materials Shareholders

This Equity Exchange Agreement ("Agreement") is made on 30 September 2024 by and between:

本股权交换协议（"协议"）于 2024 年 9 月 30 日由以下各方签订：

1. Storming Dragon Limited, a BVI Company ("Storming Dragon");

1. Storming Dragon Limited，一家英属维尔京群岛公司（"Storming Dragon"）；

2. Shenzhen Fengyong Building Materials Supply Chain Partnership Enterprise (Limited Partnership) ("Shareholder 1");

2. 深圳市丰用建筑材料供应链合伙企业（有限合伙）（"股东 1"）；

3. Shenzhen Guangfeng High Performance Wood Products Co Ltd ("Shareholder 2");

3. 深圳市广丰高性能木制品科技有限公司（"股东 2"）；

4. Li Jiyong ("Shareholder 3").

4. 李纪用（"股东 3"）。

1. Definitions (定义)

1.1 "Shares" means the shares in Gongfa Materials to be exchanged under this Agreement.

1.1 "股份"是指根据本协议交换的恭发材（广东）新材料科技有限公司股份。

1.2 "Consideration" means the shares in Storming Dragon Limited to be issued to the Shareholders in exchange for their shares in Gongfa Materials.

1.2 "对价"是指向股东发行的Storming Dragon 股份，以换取其在恭发材（广东）新材料科技有限公司的股份。

2. Equity Exchange Terms (股权交换条款)

2.1 The Shareholders hereby agree to transfer all their shares in Gongfa Materials to Storming Dragon in exchange for shares in Storming Dragon as follows:

2.1 股东同意将其在恭发材（广东）新材料科技有限公司的全部股份转让给Storming Dragon，以换取Storming Dragon 的股份，具体分配如下：

a. Shenzhen Fengyong Building Materials Supply Chain Partnership Enterprise (Limited Partnership) - 61%

a. 深圳市丰用建筑材料供应链合伙企业（有限合伙） - 61%

b. Shenzhen Guangfeng High Performance Wood Products Co Ltd - 20%

b. 深圳市广丰高性能木制品科技有限公司- 20%

c. Li Jiyong - 19%.

c. 李纪用- 19%。

3. Consideration and Payment (对价及付款)

3.1 In exchange for the shares in Gongfa Materials, the Shareholders shall receive shares in Storming Dragon equivalent to their ownership percentages in Gongfa Materials.

3.1 作为对恭发材（广东）新材料科技有限公司股份的交换，股东将获得Storming Dragon

在kuber 的股份，相当于其在恭发材（广东）新材料科技有限公司中的所有权比例。

3.2 The value of the shares to be issued shall be based on the final valuation of Gongfa Materials.

3.2 所发行股份的价值应根据恭发材（广东）新材料科技有限公司的最终估值确定。

3.3 Attached is a table of shares that the Shareholders shall approximately receive in Storming Dragon (being the equivalent of Kuber Resources Corporation shares) pre and post exchange. A summary of the approximate percentage of shares that the Shareholders will hold ultimately in Storming Dragon is as below:

附上股东在交换前后将获得的飞龙股份（相当于库伯资源公司股份）表。股东最终持有飞龙股份的大致比例汇总如下：

Shareholder 1-Shenzhen Fengyong Building Materials Supply Chain Partnership Enterprise (Limited Partnership) -7.36%

股东 1 –深圳市丰用建筑材料供应链合伙企业（有限合伙） -7.36%

Shareholder 2-Shenzhen Guangfeng High Performance Wood Products Co Ltd-13.49%

股东 2 –深圳市广丰高性能木制品科技有限公司- 13.49%

Shareholder 3 -Li Jiyong-28.14%

股东 3–李纪用- 28.14%

4. Representations and Warranties (陈述与保证)

4.1 Each Party represents and warrants that it has full authority to enter into this Agreement and perform its obligations hereunder.

4.1 各方陈述并保证，其有权签订本协议并履行其在本协议项下的义务。

4.2 The Shareholders represent that they are the legal and beneficial owners of the shares in Gongfa Materials, free from any liens or encumbrances.

4.2 股东陈述其是恭发材（广东）新材料科技有限公司股份的合法及实益拥有人，且不存在任何留置权或其他负担。

5. Governing Law and Dispute Resolution (适用法律及争议解决)

5.1 This Agreement shall be governed by the laws of Hong Kong.

5.1 本协议应受香港法律管辖。

5.2 Any disputes arising from or in connection with this Agreement shall be resolved through arbitration before the courts of Hong Kong.

5.2 因本协议引起或与本协议相关的任何争议均应通过香港法院仲裁解决。

Signatures (签字)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

本协议的各方已于上述日期签署本协议。

/s

For Storming Dragon Limited

代表Storming Dragon Limited

/s

For Shenzhen Fengyong Building Materials Supply Chain Partnership Enterprise (Limited Partnership)

代表深圳市丰用建筑材料供应链合伙企业（有限合伙）

/s

For Shenzhen Guangfeng High Performance Wood Products Co Ltd

代表深圳市广丰高性能木制品科技有限公司

/s

For Li Jiyong

代表李纪用

Total share capital of Kuber before issuance: 132,612,342 shares

Storming Dragon holds 81,153,948 Kuber shares, accounting for 61.196%

Among them, Storming Dragon’s shareholders indirectly or directly hold the following shares:

name	Shareholding ratio	Number of shares held
RAYMOND FU	31.21%	41,388,513 shares
Shenzhen Guangfeng High Performance Wood Products Co Ltd	9%	11,929,631 shares
Li Jiyong	20.99%	27,835,804 shares

After issuance, the total share capital of Kuber is 159,134,810 shares

The number of shares issued this time is 26,522,468, accounting for 20% of the total shares

The newly issued shares are as follows:

name	Shareholding ratio	Number of shares held
RAYMOND FU	8.5%	13,526,459 shares
Shenzhen Fengyong Building Materials Supply Chain Partnership Enterprise (Limited Partnership)	4.98%	7,927,566 shares
Shenzhen Guangfeng High Performance Wood Products Co Ltd	1.63%	2,599,202 shares
Li Jiyong	1.55%	2,469,241 shares

After issuance, the total share capital of Kuber is 159,134,810 shares

Storming Dragon holds 107,676,416 shares, accounting for 67.66% of the total shares

After the issuance, Storming Dragon’s shareholders indirectly or directly hold the following shares:

name	Shareholding ratio	Number of shares held
RAYMOND FU	34.51%	54,914,972 shares
Shenzhen Fengyong Building Materials Supply Chain Partnership Enterprise (Limited Partnership)	4.98%	7,927,566 shares
Shenzhen Guangfeng High Performance Wood Products Co Ltd	9.13%	14,528,833 shares
Li Jiyong	19.04%	30,305,045 shares

/s/ Raymond Fu

Kuber Resources Corporation CEO